Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Veru Inc. of our report dated December 12, 2019 relating to the consolidated financial statements of Veru Inc. appearing in the Annual Report on Form 10-K of Veru Inc. for the year ended September 30, 2019.

/s/ RSM US LLP

Chicago, Illinois

May 13, 2020